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Exhibit 21.1

BPZ Energy, Inc.
(Colorado)
List of Subsidiaries and Branches
February 14, 2005

Name	Jurisdiction
BPZ Energy, Inc	Texas
BPZ Energy, Inc., Sucursal Peru	Peru
SMC Ecuador, Inc.	Delaware
SMC Ecuador, Inc., Sucursal	Ecuador Ecuador

Notes:

  1)
  The Company name was changed to BPZ Energy, Inc. from Navidec, Inc. on February 4, 2005

  2)
  All subsidiaries are 100% owned, directly or indirectly

  3)
  BPZ Energy, Inc., Sucursal Peru, is a registered Peruvian branch office

  4)
  SMC Ecuador, Inc., Sucursal Ecuador, is a registered Ecuadorian branch office

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BPZ Energy, Inc. (Colorado) List of Subsidiaries and Branches February 14, 2005